  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014 (December 8, 2014)

HYDRA INDUSTRIES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

250 West 57th Street, Suite 2223 New York, NY	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 565-3861

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Separate Trading of Common Stock, Rights and Warrants

On December 10, 2014, Hydra Industries Acquisition Corp. (the “Company”) announced that the holders of the Company’s units (“Units”) may elect to separately trade the securities included in the Units commencing on December 11, 2014. Each Unit consists of one share of common stock, par value $0.0001 per share (“Common Stock”), one right to receive one-tenth (1/10) of one share of Common Stock upon the consummation of an initial business combination (“Right”), and one warrant to purchase one-half of one share of Common Stock (“Warrant”). Those Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “HDRAU” and each of the underlying shares of Common Stock, Rights and Warrants are expected to trade on the Nasdaq Capital Market under the symbols “HDRA,” “HDRAR” and “HDRAW,” respectively. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into shares of Common Stock, Rights and Warrants.

A copy of the Press Release issued by the Company announcing the separate trading of the securities underlying the Units is attached hereto as Exhibit 99.1.

Forfeiture of Founder Shares

As a result of the underwriters’ determination not to exercise their over-allotment option to purchase additional Units, certain of the Company’s initial stockholders forfeited an aggregate of 300,000 shares of Common Stock. As a result of such forfeiture, there are 10,000,000 shares of Common Stock issued and outstanding as of the date of this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2014

HYDRA INDUSTRIES ACQUISITION CORP.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Executive Vice President, Chief Financial Officer and Chief Operating Officer